Digitiliti Reports 154% Revenue Growth for Nine Months Ending

September 30

St. Paul, MN (Nov 20, 2008) – Digitiliti, Inc. (Pink:DIGI), a rapidly growing company that provides market changing on-line data management solutions to enterprise class businesses, reported significant growth in revenues and gross margins for the quarter and nine-month period ended September 30, 2008.

In its second 10Q filing with the SEC, the Company reported revenue for the quarter ended September 30, 2008, of $880,549, a 138% increase from the $369,209 in revenue reported for the same quarter a year ago.  For the nine months ended September 30, 2008, revenue increased 154% to $2,211,958, compared to nine month revenue in 2007 of $870,559.

Digitiliti (www.digitiliti.com) attributes its sales growth directly to an increase in the number of customers under contract and the resulting terabytes of data added, combined with the data growth of the existing customer base.  The customer base grew from 508 customers in fiscal 2007 to 722 in November 2008, a 41% increase.

For the quarter ended September 30, 2008, the Company reported a net loss of $2,005,068 or $0.08 per share, compared to a net loss of $1,217,158 or $0.06 per share for the same period one year ago.  For the nine months ended September 30, 2008, the net loss was reported at $5,463,041 or $0.22 per share compared to $3,213,083 or $0.10 per share for the similar period in 2007.  During 2008, the Company has been in a planned temporary heavy spending mode to lay the foundation for faster growth.  The Company has invested significant resources into research and development to expand its Digitiliti product offering by developing a new generation of storage and content management software.  Its new product is entering beta testing in Q4 with a product launch targeted for the first part of 2009. As a result, the Company expects to experience an expanded customer base and increased gross margins along with faster revenue growth.  The Company is actively pursuing operating cost reductions while managing new product release timelines.   In addition, the Company is evaluating opportunities to raise additional capital by pursuing strategic alternatives. To facilitate a 2009 roll-out of its new product offering, the Company estimates its required funds to be in the range of $3 million to $5 million.

About Digitiliti:

Digitiliti, based in St. Paul, Minnesota, is a pioneer and technology leader in the on-line data management business.  Digitiliti’s fast growth results from its focus on providing SMB/SME companies with easy to use enterprise class features including rapid file restoration, comprehensive file management for compliance and off-site data protection.

Forward Looking Statements:

This release contains forward-looking statement.  Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to the possibility that some or all of the pending matters and transactions considered by the Company may not proceed as contemplated.  These statements are made based upon current expectations that are subject to risk and uncertainty. The Company does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.  Further discussion of risk factors can be found in the Company’s Form 10 Registration Statement filed with the Securities & Exchange Commission, in Item 1A, at http://www.sec.gov.

Contacts:

Digitiliti, Inc.

Kris Caulfield, 651-925-3203